Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On April 13, 2014, Koppers Inc. (“Buyer”), a wholly-owned subsidiary of Koppers Holdings Inc. (“Koppers”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Osmose Holdings, Inc., a Delaware corporation (“Seller”), Osmose, Inc., a New York corporation, and Osmose Railroad Services, Inc., a Delaware corporation (Osmose, Inc., together with Osmose Railroad Services, Inc., the “Osmose Entities”). Pursuant to the Stock Purchase Agreement, Buyer agreed to acquire from Seller (the “Acquisition”) all of the outstanding stock of the Osmose Entities. The Osmose Entities and their subsidiaries are engaged in the business of manufacturing wood preservatives worldwide and providing railroad services in North America. The Stock Purchase Agreement contains representations, warranties and covenants of the parties customary for transactions of this type.

The Acquisition closed on August 15, 2014 for an aggregate cash purchase price of approximately $494.1 million (the “Closing Purchase Price”). The Closing Purchase Price included estimated net working capital adjustments and is subject to certain post-closing adjustments, including, but not limited to, final net working capital adjustments. The Closing Purchase Price was funded by a new credit agreement with a consortium of banks which provides for a $500.0 million revolving credit facility (the “Revolving Facility”) and a $300.0 million term loan (the “Term Loan,” together with the Revolving Facility, the “Senior Secured Credit Facilities”).

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Koppers and Osmose Entities and has been prepared to reflect the Acquisition and related financing transactions.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of January 1, 2013 (first day of the most recently completed fiscal year) and does not intend to project the future financial results of Koppers after the acquisition of the Osmose Entities. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Koppers’ financial condition would have been had the transaction closed on June 30, 2014 (latest interim balance sheet date) or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Acquisition and synergies that may be derived from any integration activities.

The unaudited condensed consolidated balance sheet combines the unaudited condensed consolidated balance sheet of Koppers as of June 30, 2014, and the unaudited consolidated balance sheet of Osmose Entities as of June 30, 2014. The full-year unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2013, combines the audited consolidated statement of income for Koppers for the fiscal year ended December 31, 2013 and the audited consolidated statement of income of Osmose Entities for the fiscal year ended December 31, 2013. The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2014 combines the unaudited condensed consolidated statement of income of Koppers for the six months ended June 30, 2014 and Osmose Entities’ unaudited condensed consolidated statement of income for the six months ended June 30, 2014.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(Dollars in millions)

	Koppers Historical	Osmose Entities Historical	Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$54.4	$34.2	$—		$88.6
Accounts receivable, net	159.9	60.3	(0.9	)(1)	219.3
Income tax receivable	8.9	—	0.8		9.7
Inventories, net	189.2	49.8	3.6	(2)	242.6
Deferred tax assets	12.4	5.2	0.4	(3)	18.0
Receivable from related party	9.5	13.2	(13.2	)(4)	9.5
Other current assets	28.6	8.1	(2.9	)(5)	33.8

Total current assets	462.9	170.8	(12.2)		621.5
Equity in non-consolidated investments	6.2	—	—		6.2
Property, plant and equipment, net	215.3	46.0	12.8	(6)	274.1
Goodwill	75.4	31.0	135.2	(7)	241.6
Intangible assets, net	18.8	24.7	139.5	(8)	183.0
Deferred tax assets	14.7	0.3	—		15.0
Other assets	12.7	3.2	8.6	(9)	24.5

Total assets	$806.0	$276.0	$283.9		$1,365.9

Liabilities
Accounts payable	$93.1	$20.4	$(0.4	)(1)	$113.1
Accrued liabilities	73.2	23.7	—		96.9
Dividends payable	5.1	—	—		5.1
Short term debt due within one year	—	—	30.0	(10)	30.0

Total current liabilities	171.4	44.1	29.6		245.1
Long-term debt	358.4		478.1	(10)	836.5
Accrued postretirement benefits	31.0	—	—		31.0
Deferred tax liabilities	15.9	13.9	(6.6	)(11)	23.2
Other long-term liabilities	40.7	2.8	2.7	(12)	46.2

Total liabilities	617.4	60.8	503.8		1,182.0
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock	—	—	—		—
Common Stock	0.2	0.1	(0.1	)(13)	0.2
Additional paid-in capital	163.0	165.1	(165.1	)(13)	163.0
Retained earnings	64.7	46.5	(51.2	)(13)	60.0
Accumulated other comprehensive (loss) income	(4.6)	3.5	(3.5	)(13)	(4.6)
Treasury stock, at cost	(52.4)	—	—		(52.4)

Total Koppers shareholders’ equity	170.9	215.2	(219.9)		166.2
Noncontrolling interests	17.7	—	—		17.7

Total equity	188.6	215.2	(219.9)		183.9

Total liabilities and equity	$806.0	$276.0	$283.9		$1,365.9

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Six Months Ended June 30, 2014

(Dollars in millions, except per share amounts)

	Koppers Historical	Osmose Entities Historical	Pro Forma Adjustments		Pro Forma
Sales	$688.2	$207.5	$(2.9	)(14)	$892.8
Cost of sales (excluding items below)	597.0	146.1	(2.9	)(14)	740.2
Depreciation and amortization	18.6	4.9	5.4	(15)	28.9
Impairment and restructuring charges	15.5	—	—		15.5
Selling, general and administrative expenses	43.3	26.8	(4.1	)(16)	66.0

Operating profit	13.8	29.7	(1.3)		42.2
Other loss	(0.1)	(2.2)	—		(2.3)
Interest expense	13.4	0.1	10.0	(17)	23.5

Income before income taxes	0.3	27.4	(11.3)		16.4
Income taxes	(0.4)	11.5	(4.5	)(18)	6.6

Income from continuing operations	0.7	15.9	(6.8)		9.8
Net loss attributable to noncontrolling interests	(3.2)	—	—		(3.2)

Net income from continuing operations attributable to Koppers	$3.9	$15.9	$(6.8)		$13.0

Weighted average shares outstanding (in thousands):
Basic	20,430				20,430
Diluted	20,584				20,584
Net income per share from continuing operations:
Basic	$0.19				$0.63
Diluted	$0.19				$0.63

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2013

(Dollars in millions, except per share amounts)

	Koppers Historical	Osmose Entities Historical	Pro Forma Adjustments		Pro Forma
Sales	$1,478.3	$391.5	$(5.7	)(14)	$1,864.1
Cost of sales (excluding items below)	1,264.7	284.0	(5.7	)(14)	1,543.0
Depreciation and amortization	29.7	10.0	10.8	(15)	50.5
Impairment charges	11.9	—	—		11.9
Selling, general and administrative expenses	71.7	56.0	(0.3	)(16)	127.4

Operating profit	100.3	41.5	(10.5)		131.3
Other income (loss)	3.5	(6.6)	—		(3.1)
Interest expense	26.8	0.1	20.0	(17)	46.9

Income before income taxes	77.0	34.8	(30.5)		81.3
Income taxes	36.8	15.5	(12.2	)(18)	40.1

Income from continuing operations	40.2	19.3	(18.3)		41.2
Net loss attributable to noncontrolling interests	(0.3)	—	—		(0.3)

Net income from continuing operations attributable to Koppers	$40.5	$19.3	$(18.3)		$41.5

Weighted average shares outstanding (in thousands):
Basic	20,575				20,575
Diluted	20,815				20,815
Net income per share from continuing operations:
Basic	$1.96				$2.01
Diluted	$1.94				$1.99

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information presented is based on the historical audited and unaudited consolidated financial information of Koppers and the audited and unaudited consolidated financial information of the Osmose Entities. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 assumes the Acquisition was completed on that date. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2013 and the six months ended June 30, 2014 assume the Acquisition was completed on January 1, 2013.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the Acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of income are based on items directly attributable to the Acquisition and related financing and are factually supportable and expected to have a continuing impact on Koppers.

The Acquisition will be accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the acquisitions and synergies that may be derived from any integration activities, both of which may have a material effect on Koppers’ consolidated statements of income in periods following the completion of the Acquisition.

Certain amounts in the Osmose Entities’ historical financial information have been reclassified to conform to Koppers’ presentation.

Osmose Entities Acquisition Transaction Summary

Koppers paid a cash purchase price equal to $494.1 million at closing to consummate the Acquisition. Pro forma adjustments related to the financing for the Acquisition have been made in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 as if the Acquisition had closed on that date and in the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2013 and the six months ended June 30, 2014 as if the Acquisition had been completed on January 1, 2013.

The Acquisition financing consisted of a new credit agreement with a consortium of banks which provides for a Revolving Credit Facility of $500.0 million and a Term Loan of $300.0 million. The Senior Secured Credit Facilities mature on August 15, 2019. Borrowings under the Senior Secured Credit Facilities will initially bear interest at a rate per annum equal to an agreed applicable margin plus, at our election, a prime rate equivalent or a Eurodollar rate. For purposes of the credit agreement, the prime rate equivalent is defined as the highest of (1) the federal funds open rate in effect on such day plus 0.5 percent, (2) the prime rate in effect on such day published by PNC Bank, National Association, or (3) an adjusted LIBOR rate.

At this time, Koppers has not completed detailed valuation analyses to determine the fair values of the Osmose Entities’ assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Koppers has not yet performed the due diligence necessary to identify all of the adjustments required to conform the Osmose Entities’ accounting policies to ours or to identify other items that could significantly impact the fair value determination or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, brands, trademarks, customer relationships and other intangible assets, property, plant and equipment, and debt that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in the information contained in this unaudited pro forma condensed consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on our consolidated results of operations in periods following the completion of the Acquisition.

Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Acquisition:

Total consideration	$494.1

Historical net book value of Osmose Entities	$215.2
Preliminary valuation adjustment to inventories	3.6
Preliminary valuation adjustment for property, plant and equipment	12.8
Preliminary valuation adjustment to identifiable intangible assets	139.5
Preliminary valuation of liabilities assumed by Osmose Entities	(2.7)
Deferred tax impact of preliminary valuation adjustments	(6.4)
Deferred tax impact of tax basis step up election	13.5
Return of certain collateral balances to Osmose Entities’ parent	(2.9)
Adjustment to conform to Koppers accounts receivable reserve policy	(0.5)
Pre-closing dividend of intercompany receivable to Osmose Entities’ parent	(13.2)
Residual adjustment to goodwill created by the business combination	135.2

Total acquisition cost	$494.1

The following table is an estimate of the total sources and uses of cash as a result of the Osmose Entities acquisition and related financing transactions.

Sources of cash
Term Loan maturing August 15, 2019 (amortizing quarterly)	$300.0
Revolving Credit Facility expiring August 15, 2019	238.8

Total sources of cash	$538.8

Uses of cash
Fund Osmose Entities acquisition	$494.1
Repay existing Koppers revolving credit facility	30.7
Other estimated transaction fees and expenses	14.0

Total uses of cash	$538.8

Osmose Entities Acquisition Pro Forma Adjustments

(1)	Reflects the elimination of receivables and payables between Koppers and the Osmose Entities of $0.4 million and adjustment to accounts receivable of $0.5 million to reflect conformity with Koppers accounts receivable reserve policy.
(2)	Reflects the adjustment of the Osmose Entities’ inventory to its preliminary estimated fair value.
(3)	Reflects the adjustment to deferred taxes as a result of the tax basis step up election under Section 338(h)10.

(4)	Reflects the dividend declaration to Osmose Holdings, Inc. prior to the closing of the Acquisition which cleared the outstanding affiliated receivable balance of the Osmose Entities.
(5)	Reflects the refund of certain collateral amounts that were returned to Osmose Holdings, Inc. prior to the closing of the Acquisition.
(6)	Reflects the adjustment of the Osmose Entities’ property, plant and equipment to its preliminary estimated fair value.
(7)	Represents the incremental goodwill resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed. See “Osmose Entities Acquisition Transaction Summary” above.
(8)	For purposes of the preliminary fair value determination discussed in “Osmose Entities Acquisition Transaction Summary” above, Koppers estimated the fair value of the Osmose Entities’ identifiable intangible assets at $164.3 million, including approximately $131.7 million of customer relationship intangibles, approximately $27.0 million representing developed technology and approximately $5.6 million representing trade names. This totals an increase to the historical net book value of the Osmose Entities’ intangible assets of $139.5 million. For purposes of determining incremental pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of income, the customer relationship intangible assets were assumed to have a weighted average life of approximately 15 years and the developed technology intangible assets and the trade name intangible assets were each assumed to have a weighted average life of approximately seven years. Each of the assets will be amortized on a straight-line basis.
(9)	Represents the impact of new deferred financing fees of $10.6 million relating to the new Senior Secured Credit Facilities, net of the write-off of $2.0 million of deferred financing fees recorded on Koppers’ historical balance sheet related to the previous revolving credit agreement. The revolving credit agreement was refinanced as a result of the Acquisition.
(10)	Current debt adjustment represents amounts expected to be due in the first year on the amortizing Term Loan. Long-term debt represents the incremental new debt Koppers incurred to finance the Acquisition less the current portion. The balance of new Koppers debt consists of the following components: Term Loan of $300.0 million ($30.0 million shown as current debt) and long-term Revolving Credit Facility borrowings of $208.1 million.
(11)	Reflects an adjustment to deferred tax liabilities as described in note (3) and the recognition of deferred tax liabilities as a result of preliminary valuation adjustments for purchase accounting. The deferred income tax adjustments have been estimated at Koppers’ incremental statutory tax rate of 40 percent.
(12)	Reflects liabilities transferred to the Osmose Entities by its parent company, Osmose Holdings, Inc., as of the acquisition date.
(13)	Reflects adjustments to remove the Osmose Entities’ historical equity accounts to record the acquisition (the total of which is equal to its net book value). Additionally, reflects adjustments to reduce retained earnings to reflect the after tax effect of the write-off of deferred financing fees as described in note (9) and the after tax effect of $3.4 million, net of taxes, for transaction fees and costs.
(14)	Sales and cost of sales were adjusted to eliminate sales between Koppers and the Osmose Entities of $5.7 million for the year ended December 31, 2013 and $2.9 million for the six months ended June 30, 2014.
(15)	Reflects the increase in depreciation and amortization from the step-up of the preliminary fair values for property, plant and equipment and identifiable intangible assets as described in notes (6) and (8), respectively.

(16)	Reflects adjustments to transaction expenses of $0.3 million for the year ended December 31, 2013 and $4.1 million for the six months ended June 30, 2014.
(17)	As described in the notes herein, Koppers incurred new debt to finance the Osmose Entities acquisition. The pro forma adjustments for the year ended December 31, 2013 and the six months ended June 30, 2014, reflect incremental interest expense, including incremental amortization of deferred financing fees using the straight line method, for new debt incurred by Koppers. The initial variable interest rate reflected in the pro forma adjustment is 3.629 percent. An increase in the variable interest rate by 0.125 percent would increase pro forma interest expense by $0.6 million for the year ended December 31, 2013 and $0.3 million for the six months ended June 30, 2014.
(18)	Income tax expense impacts in the pro forma condensed consolidated statements of income as a result of purchase accounting and other pre-tax pro forma adjustments have been estimated at Koppers’ incremental statutory tax rate of 40 percent.